EXHIBIT 99.1
Friday, June 12, 2009

Green gas could add fizz to Coke

Atlanta Business Chronicle - by Urvaksh Karkaria Staff Writer

The Coca-Cola Co. became a global giant by carbonating soft drinks. Now, it could be interested in another kind of gas.

Coke is said to be considering tapping two Atlanta landfills as a source of clean-burning natural gas. Methane is naturally produced during decomposition of landfill waste.

The Jacoby Group Inc., which owns the gas rights at DeKalb County’s Live Oak landfill, hopes to process methane gas from the nearby Hickory Ridge landfill into clean-burning natural gas. An out-of-state utility has expressed interest in investing in the project, a source said.

“There’s no secret that we have talked to a number of potential partners about joining us on the [Live Oak] project,” Jacoby Group’s John Borden said. Those potential partners include utilities and private equity investors.

Negotiations are under way, but “we do not have the entire deal even under letter of intent, much less contract,” said an official with Atlanta-based Global Energy Systems, a subsidiary of Global Energy Holdings Group Inc. (Amex: GNH). Global Energy paid more than $3 million to acquire the Hickory Ridge landfill gas purchase rights.

While Coca-Cola declined to comment on any involvement with the potential landfill project, the company wants to add some green to its trademark red.

“Our aspirational goal is to grow the business, not the carbon,” said Bruce Karas, director of sustainability, environment and safety at Coca-Cola North America. “Energy projects are really the sweet spot for sustainability.”

Power of trash

Live Oak is the largest renewable energy program involving methane gas in the state and one of two operations of its kind in Georgia. The landfill, which closed in 2004 and is said to have an at least 20-year supply of methane, produces enough natural gas to fuel about 22,000 homes.

The conversion method used at Live Oak involves capturing the emitted methane gas, removing the moisture, compressing the gas and filtering it through a membrane to remove impurities.

Jacoby has partnered with Atlanta Gas Light Co. to distribute the natural gas generated at Live Oak.

“Any deal we do would preserve the existing relationships,” Borden noted.

The Hickory Ridge landfill is expected to produce at least 2,000 standard cubic feet of landfill gas per minute, Mike Ellis, president of Global Energy Systems told Biomass Magazine in February. Global Energy will construct a pipeline to transport it to its gas conditioning facility, where it will be converted into a saleable energy product, the magazine noted.

Global Energy, which has gotten hit by the recession, is selling assets — including real estate — to raise cash to invest in its biomass, landfill gas and energy services business, Ellis told Atlanta Business Chronicle.

“We are liquidating assets and selling assets to put into energy products,” Ellis said.

In April, the diversified renewable energy company’s accounting firm issued a “going concern qualification” raising substantial doubt about its ability to remain in business.

Energy innovation

Coca-Cola is investing in long-term “energy innovation” such as fuel cell technology to power its facilities and direct fire water-heating technology — nearly a third more efficient than conventional boilers — for syrup manufacturing.

The company switched 70 percent of its fleet of 800 sales vehicles to hybrids last year. As of summer 2008, the company had saved about $400,000 in fuel costs, Karas said.

At its Paw Paw, Mich.-based juice manufacturing plant, Coke is recycling biogas, produced in the wastewater treatment process, into an energy source to power boilers.

That process promises to reduce the plant’s natural gas consumption by 10 percent and save Coke “hundreds of thousands of dollars” annually.

Coke plans to reduce its global CO2 emissions by 5 percent by 2015, Karas said.

“Only by doing these kinds of combinations of efficiency plus innovation can you get there,” he said.

The return on investment for environmental sustainability, Karas said, cannot be measured just by the corporate bottom-line.

“If I can have a project that gives me a 10 percent offset on a natural resource that I’m using, the savings are huge,” he said. “There’s really not an issue with justifying it.”

Reach Karkaria at ukarkaria@bizjournals.com.

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